EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dinamo Corp.
35 Frensham Walk, Farnham Common, Slough,
Buckinghamshire SL2 3QF, UK

We hereby consent to the use of our audit report dated June 10, 2013 in the Amendment Number 1 to the Form S-1 Registration, with respect to the balance sheet of Dinamo Corp. as of April 30, 2013 and the related statements of operations, stockholders’ equity, and cash flows for the period March 25, 2013 (inception date) to April 30, 2013.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC Suffern, New York September 12, 2013